EXHIBIT 12-A

                CHRYSLER FINANCIAL CORPORATION AND SUBSIDIARIES
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                Year Ended December 31,
                                                      ------------------------------------------
                                                       1994     1993     1992     1991     1990
                                                       ----     ----     ----     ----     ----
                                                                 (Dollars in millions)
Net Earnings before cumulative effect of changes in
  accounting principles                               $  195   $  159   $  180   $  276   $  313
    Add back:
      Taxes on income                                    120      108      115      126      163
      Fixed charges                                      772      810    1,045    1,471    2,074
                                                      ------   ------   ------   ------   ------
        Earnings available for fixed charges          $1,087   $1,077   $1,340   $1,873   $2,550
                                                      ======   ======   ======   ======   ======
    Fixed charges:
      Interest expense                                $  754   $  791   $1,022   $1,446   $2,051
      Rent                                                18       19       23       25       23
                                                      ------   ------   ------   ------   ------
        Total fixed charges                           $  772   $  810   $1,045   $1,471   $2,074
                                                      ======   ======   ======   ======   ======
Ratio of earnings to fixed charges                      1.41     1.33     1.28     1.27     1.23
                                                      ======   ======   ======   ======   ======

The ratios of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).